Exhibit 99.1

Allied Motion Reports Record Results for the Quarter and Year Ended December 31, 2014

AMHERST, N.Y.--(BUSINESS WIRE)--March 11, 2015--Allied Motion Technologies Inc. (NASDAQ:AMOT) today announced net income increased 266% to $4,904,000 or $0.53 per diluted share for the quarter ended December 31, 2014 compared to $1,341,000 or $0.15 per diluted share for the quarter ended December 31, 2013. Revenues for the quarter increased 23% to $61,898,000 compared to $50,131,000 last year with sales to U.S. customers up 31% and foreign sales up 11%. Bookings for the quarter ended December 31, 2014 were $56.9 million compared to $51.7 million for the fourth quarter of 2013 or an increase of 10%. Backlog as of December 31, 2014 was $75.1 million compared to $75.6 million as of December 31, 2013, a decrease of 0.7% over the prior year. Debt net of cash at December 31, 2014 decreased to $61.7 million compared to $77.5 million at December 31, 2013 (including restricted cash).

“The year 2014 was truly transformative for Allied Motion and a year of record performance with sales nearly doubling, net income up 251%, diluted EPS up 236% and EBITDA up 219% over the prior year. As per the plan, Globe Motors and the core Allied Companies concentrated on growth synergies while allowing the operations to continue functioning with limited structural changes being made during the year,” commented Dick Warzala, Chairman and CEO of Allied Motion. “When comparing the combined actual results of Allied and Globe for the year ended December 31, 2014 to the pro forma results of Allied and Globe for the same period of 2013, our revenues increased to $249.7M from a proforma of $220.7M in 2013, net income increased to $13.9M from a proforma of $8.0M in 2013 and our earnings per diluted share increased to $1.51/share from a pro forma of $0.88 /share in 2013. For the year, we experienced growth in most of our served markets including Vehicle, Aerospace and Defense, Medical and Industrial, while our Electronics market was down. In the fourth quarter we began the process of aligning our combined team to begin the implementation of our long term strategy in support of our new growth and profitability objectives. As we move forward into the future, we believe the long term success of our Company will be further enhanced by executing our Strategy and leveraging our full capabilities to design innovative 'Motion Solutions That Change the Game' and meet the current and emerging needs of our customers in our served market segments.”

During the year ended December 31, 2014, the Company achieved net income of $13,860,000 or $1.51 per diluted share compared to net income of $3,953,000 or $.45 per diluted share for 2013. Revenues increased 99% to $249,682,000 compared to $125,502,000 last year with sales to U.S. customers up 130% and foreign sales up 58%. The overall 99% improvement in sales was the result of a sales volume increase of 101%, offset by a 2% decrease due to the impact of foreign currencies, primarily the U.S. Dollar strengthening vs. the Euro and the Swedish Krona.

Bookings for 2014 were $251.5 million compared to $121.1 million for 2013, or an increase of 108%.

The pro forma earnings information for 2013 included in this press release was previously included in Note 2 of the Company’s Consolidated Financial Statements for the year ended December 31, 2013 and assumes that the acquisition of Globe Motors took place on January 1, 2013 and includes adjustments for: depreciation and amortization resulting from the valuation of amortizable tangible and intangible assets; interest on borrowings made by the Company; amortization of deferred finance costs incurred to issue the borrowings; removal of acquisition related transaction costs; removal of certain costs for which Allied Motion would be indemnified by the seller and stock compensation expense related to shares issued to certain executives of Allied Motion as a result of the acquisition. The pro forma adjustments do not reflect adjustments for anticipated operating efficiencies that the Company expects to achieve as a result of this acquisition.

The pro forma financial information included in this press release is for informational purposes only and does not purport to present what the Company’s results would actually have been had these transactions actually occurred on the dates presented or to project the combined company’s results of operations or financial position for any future period.

Headquartered in Amherst, NY, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s March 12, 2015 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
HIGHLIGHTS OF OPERATING RESULTS	2014	2013	2014	2013
Revenues	$61,898	$50,131	$249,682	$125,502
Cost of goods sold	43,744	35,905	176,256	88,980
Gross margin	18,154	14,226	73,426	36,522
Operating costs and expenses:
Selling expenses	2,090	1,873	8,709	5,513
General and administrative expenses	4,875	5,628	23,972	15,195
Engineering and development expenses	3,688	2,808	13,881	7,931
Amortization of intangible assets	669	573	2,714	825
Total operating costs and expenses	11,322	10,882	49,276	29,464
Other expense (income):
Interest expense	1,540	1,415	6,435	1,445
Other (income) expense, net	(240)	(110)	(908)	(168)
Income before income taxes	5,532	2,039	18,623	5,781
Provision for income taxes	(628)	(698)	(4,763)	(1,828)
Net income	$4,904	$1,341	$13,860	$3,953

PER SHARE AMOUNTS:
Diluted earnings per share	$0.53	$0.15	$1.51	$0.45
Diluted weighted average common shares	9,229	9,033	9,165	8,840

	December 31,	December 31,
CONDENSED BALANCE SHEETS	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$13,113	$8,371
Restricted cash	-	1,800
Trade receivables, net	27,745	27,123
Inventories, net	25,371	24,430
Other current assets	4,555	5,563
Total Current Assets	70,784	67,287
Property, plant and equipment, net	37,041	40,111
Deferred income taxes	2,723	3,246
Intangible assets, net	32,791	35,222
Goodwill	18,303	20,233
Other long-term assets, net	3,998	4,878
Total Assets	$165,640	$170,977

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$7,723	$14,145
Accounts payable	15,510	15,478
Accrued liabilities	12,723	12,627
Total Current Liabilities	35,956	42,250
Long-term debt	67,125	73,500
Deferred income taxes	1,299	2,327
Other long-term liabilities	5,309	4,897
Total Liabilities	109,689	122,974
Stockholders’ Equity	55,951	48,003
Total Liabilities and Stockholders’ Equity	$165,640	$170,977

	For the twelve months ended
	December 31,
CONDENSED STATEMENTS OF CASH FLOWS	2014	2013
Cash flows from operating activities:
Net income	$13,860	$3,953
Depreciation and amortization	7,267	2,913
Other	4,638	1,070
Changes in working capital	(5,469)	2,843
Net cash provided by operating activities	20,296	10,779

Cash flows from investing activities:
Proceeds from working capital adjustment and
(consideration paid for acquisition, net of cash acquired)	1,397	(91,607)
Purchase of property and equipment	(4,046)	(3,087)
Net cash used in investing activities	(2,649)	(94,694)

Cash flows from financing activities:
(Repayments) borrowings on lines-of-credit, net	(7,541)	8,475
Principal payments of long-term debt	(5,250)	(1,250)
Proceeds from issuance of long-term debt	-	80,000
Change in restricted cash obligations	1,800	(1,800)
Payment of debt issuance costs	-	(2,377)
Dividends paid to stockholders	(963)	(873)
Stock transactions under employee benefit stock plans	344	434
Net cash (used in) provided by financing activities	(11,610)	82,609
Effect of foreign exchange rate changes on cash	(1,295)	(51)
Net increase (decrease) in cash and cash equivalents	4,742	(1,357)
Cash and cash equivalents at beginning of period	8,371	9,728
Cash and cash equivalents at end of period	$13,113	$8,371

Reconciliation of Non-GAAP Financial Measures

The Company believes EBITDA is often a useful measure of a Company’s operating performance and is a significant basis used by the Company’s management to measure the operating performance of the Company’s business because EBITDA excludes charges for depreciation, amortization and interest expense that have resulted from our debt financings, as well as our provision for income tax expense. EBITDA is frequently used as one of the bases for comparing businesses in the Company’s industry. EBITDA does not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles.

The Company’s calculation of EBITDA for the year ended December 31, 2014 and 2013 is as follows (in thousands):

	For the twelve months ended
	December 31,
	2014	2013
Net income	$13,860	$3,953
Interest expense	6,435	1,445
Provision for income tax	4,763	1,828
Depreciation and amortization	7,267	2,913
EBITDA	$32,325	$10,139

CONTACT:
Allied Motion Technologies Inc.
Robert Maida or Sue Chiarmonte
716-242-8634